EXHIBIT 10.16

ASSET PURCHASE AGREEMENT

BY AND AMONG

SOLECTRON CORPORATION,

[BUYER],

[SELLER]

AND

ZHONE TECHNOLOGIES, INC.

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

SCHEDULES AND EXHIBITS

Schedule 2.1(a)(i)	List of Assets
Schedule 2.1(a)(ii)	Transferred Agreements
Schedule 2.1(a)(iii)	Transferred Permits
Schedule 2.1(a)(iv)	Transferred Intellectual Property
Schedule 2.1(a)(vii)	Inventory
Schedule 4	Disclosure Letter
Schedule 7.1	Allocation of Purchase Price
Schedule 8.5	Key Regular Personnel
Exhibit A	Confidentiality Agreement
Exhibit B	Assignment and Assumption Agreement
Exhibit C	Interim FSAL
Exhibit D	Warrant
Exhibit E	Legal Opinion of Seller’s Counsel

iii

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement”), dated as of             ,             , by and among Solectron Corporation, a Delaware corporation ((“Buyer’s Parent”),             , an indirect, wholly-owned subsidiary of Buyer’s Parent (“Buyer”), Zhone Technologies, Inc., a Delaware corporation (“Seller’s Parent”), and              and a direct, wholly-owned subsidiary of Seller’s Parent (“Seller”).

RECITALS

A. Seller desires to sell, directly or through a subsidiary, certain assets              (the “Operations”), and Buyer desires to purchase, directly or through a subsidiary, said assets related to the Operations in accordance with the terms and conditions of this Agreement.

B. In connection with the sale of the assets related to the Operations by Seller to Buyer, Buyer’s Parent will guarantee certain obligations of Buyer and Seller’s Parent will guarantee certain obligations of Seller, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants, representations, warranties, conditions and agreements herein contained, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. In this Agreement (including exhibits and schedules), the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms. Any agreement referred to below shall mean such agreement as amended, supplemented and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.

“Additional Agreements” means all agreements (including exhibits and schedules), instruments and documents being or to be executed and delivered under this Agreement or in connection herewith, including, without limitation (if applicable), the Facility Agreement, Initial Warrant, Subsequent Warrant, Supply Agreement and the Transition Services Agreement.

“Affiliate” means any entity which controls, is controlled by, or is under common control with, Seller or Buyer, as the case may be. An entity shall be deemed to be in control of another entity only if, and for so long as, it owns or controls more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority).

“Allocation Statements” has the meaning specified in Section 7.1 hereof.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement in substantially the form attached hereto as Exhibit B pursuant to which the Purchased Assets are transferred to Buyer and Buyer assumes the Assumed Liabilities.

“Assumed Liabilities” has the meaning specified in Section 2.3 hereof.

“Benefit Arrangement” has the meaning specified in Section 4.8 hereof.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer’s Parent” has the meaning specified in the first paragraph of this Agreement.

“Buyer Group Member” means Buyer, its officers, directors, stockholders, agents and Affiliates (including Buyer’s Parent).

“Claim Notice” has the meaning specified in Section 10.3 hereof.

“Closing” has the meaning specified in Section 3.1 hereof.

“Closing Date” has the meaning specified in Section 3.1 hereof.

“Closing Date Payment” has the meaning specified in Section 3.2 hereof.

“COBRA” has the meaning specified in Section 4.8 hereof.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Components” means component parts, raw materials, supplies and other materials which are of a type generally quantified in the bills of materials and which are required for the Operations.

“Confidentiality Agreement” means the Mutual Nondisclosure Agreement dated March 13, 2000 and entered into by and between Seller’s Parent and Buyer’s Parent and attached as Exhibit A hereto.

“Contamination” means the presence of any Hazardous Material in the soil, groundwater, surface water, or ambient air that (a) exceeds the concentration allowed by applicable Environmental Laws, Governmental Orders and other agreements, covenants and restrictions applicable thereto or otherwise presents a significant risk to human health or the environment, and (b) requires investigation, remediation, removal, or monitoring.

“Contracts” has the meaning specified in Section 4.9 hereof.

“DOJ” has the meaning specified in Section 6.6 hereof.

“Determined Value” (i) for fixed assets means the gross historical cost of such assets minus related accumulated depreciation and valuation reserves, and (ii) for Inventory means the lower of gross historical cost or fair market value of such Inventory minus certain reserves set forth on Schedule 2.1(a)(vii).

“Disclosure Letter” has the meaning specified in the introductory paragraph to Article 4 hereof.

“Disposal Facility” means all transporters, locations, landfills, disposal sites, storage sites, treatment facilities, recyclers and incinerators to which Hazardous Materials generated at an Operations Property in connection with a Remediation Activity have been transferred or transported for storage, treatment or disposal.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind.

“Environmental Laws” mean all Requirements of Laws, as of the date hereof, which relate to any Hazardous Material or the use, handling, transportation, production, spill, leaking, pumping, injection, deposit, disposal, discharge, dispersal, release, threatened release, leaching, migration, emission, sale, or storage of, or the exposure of any Person to, a Hazardous Material.

“Environmental Permit” means any approval, permit, license, clearance, transfer approval, condition or consent of any applicable Governmental Body or other person reasonably necessary for the conduct of any Hazardous Material Activity or the Operations as presently conducted under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Expenses” means any and all costs and expenses incurred, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and fees and expenses of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals.

“FTC” has the meaning specified in Section 6.6 hereof.

“Facility” means Seller’s facility located at             .

“Facility Agreement” means the Facility Agreement, if any, to be entered into between Buyer and Seller on terms and conditions reasonably determined by the Parties in good faith.

“Fair Market Value” means the fair market value of Common Stock of Seller’s Parent equal to the price per share at which Seller’s Parent most recently issued Common Stock (including securities exercisable for Common Stock); provided, that at such time as Seller’s Parent’s securities are trading on a national market exchange and Seller’s Parent is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, “Fair Market Value” shall be equal to the ten day average closing price of Seller’s Parent’s securities for the period ending two days prior to the date the Initial Warrant or Subsequent Warrant, as the case may be, is issued.

“Final FSAL” has the meaning specified in Section 2.5 hereof.

“Final Premium Amount” has the meaning specified in Section 2.5 hereof.

“GAAP” means the generally accepted accounting principles in the United States.

“Governmental Body” means any foreign, federal, state, county, local, district, public authority, public agency, or any other political subdivision, or governmental or regulatory authority whether foreign or domestic.

“Governmental Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal, or any Governmental Body and any award in any arbitration proceeding.

“Governmental Permits” has the meaning specified in Section 4.5 hereof.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Hazardous Material” means any material or substance that is prohibited or regulated by any Requirements of Law or that is designated by any applicable Governmental Body to be radioactive, toxic, hazardous or otherwise a danger to health, reproduction or the environment.

“Hazardous Material Activity” means the transportation, transfer, recycling, storage, use, treatment, manufacture, investigation, removal, remediation, release, exposure of any Person to, or sale or distribution of, any Hazardous Material or any equipment or product containing a Hazardous Material.

“IRS” means the Internal Revenue Service of the United States of America.

“Indemnified Party” means a Person indemnified pursuant to Section 10.3 hereof.

“Indemnitor” means a Person providing indemnification pursuant to Section 10.3 hereof.

“Initial Warrant” has the meaning specified in Section 7.2 hereof.

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (b) ideas and conceptions of potentially patentable subject matter, including without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (c) all worldwide statutory invention registrations, patents, patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by law, multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application (collectively “Patents”); (d) trademarks, service marks, trade dress, logos, trade names and corporate names, including all of the goodwill associated therewith, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the trademark offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions (collectively “Trademarks”); (e) copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by law, multinational treaties or conventions (collectively “Copyrights”); (f) mask works or registrations of mask works; (g) trade secrets and confidential, technical information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice) (collectively “Trade Secrets”); (h) technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data and copyrightable works, whether secret or confidential or not; (i) copies and all tangible embodiments of all of the foregoing, in whatever form or medium; (j) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights; and (k) all rights to sue for and recover and retain damages, costs or attorneys’ fees for present and past infringement of any of the intellectual property rights hereinabove set out.

“Interim FSAL” has the meaning specified in Section 2.5 hereof.

“Inventory” means all non-excess, non-obsolete raw materials, supplies, Components and work-in-process related to the Operations.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, Expenses, deficiencies or other charges.

“New Regular Personnel” means Regular Personnel who become Buyer’s personnel on the Closing Date.

“Nonassignable Asset” has the meaning specified in Section 2.7 hereof.

“Nonexclusive Asset” has the meaning specified in Section 2.7 hereof.

“OSHA” means the Occupational Safety and Health Act, 29 U.S.C.(S)(S) 651 et seq., any amendment thereto, any successor statute, and any regulations promulgated thereunder.

“Operations” has the meaning specified in the Recitals to this Agreement.

“Operations Property” means any real or personal property, plant, building, facility, structure, underground storage tank, equipment or unit, or other asset which is now or has at any time been owned, leased or operated by Seller in the conduct of the Operations or used by or for the benefit of Seller and the Operations, including, without limitation, the Facility.

“Parties” means Buyer and Seller and, as applicable, Buyer’s Parent and/or Seller’s Parent.

“Party” means Buyer or Seller or, as applicable, Buyer’s Parent or Seller’s Parent.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (c) other liens or imperfections on property which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or any other entity.

“Pre-Closing Tax Period” has the meaning specified in Section 7.1 hereof.

“Pre-Existing Environmental Liabilities” means all Losses and Expenses arising out of any of the following:

(a) the presence of Contamination (i) at or in any of the Operations Property on or before the Closing Date, (ii) at or in any of the Operations Property or any other property at any time as a consequence of (A) a Release or generation of Hazardous Material on or before the Closing Date from the Operations Property; (B) a Release or generation of Hazardous Material on or before the Closing Date by Seller in the course of the conduct of Operations; or (C) the presence on the Facility on or before the Closing Date of a condition that violates applicable Environmental Laws; or (iii) at or in any property as a consequence of the migration at any time of any of the aforesaid Contamination.

(b) any Hazardous Material Activity or Remediation Activity conducted in the course of the Operations (i) on the Facility on or before the Closing Date, or (ii) on any other Operations Property on or before the Closing Date.

(c) any Remediation Activity conducted on the Operations Property by any Seller Group Member or its agents, employees or contractors at any time.

(d) the exposure of any employee of any Seller Group Member, or any other Person (i) on or before the Closing Date, to any Contamination described in sub-part (a) above, (ii) on or before the Closing Date, to any Hazardous Material located at the Facility, (iii) to any Hazardous Material in the course of or as a consequence of any Hazardous Material Activity or Remediation Activity conducted on or before the Closing Date with respect to the Operations or (iv) to any Hazardous Material in the course of or as a consequence of any Remediation Activity conducted on the Operations Property by any Seller Group Member or their respective agents, employees or contractors at any time, or (v) on or before the Closing Date, to any Hazardous Material in any building or other materials at the Operations Property.

(e) the presence at any Disposal Facility of any Hazardous Material that is generated in the course of the Operations and (i) shipped from the Facility at any time on or before the Closing Date, (ii) shipped from any other Operations Property at any time on or before the Closing Date, or (iii) generated in connection with a Remediation Activity conducted on the Operations Property by any Seller Group Member or their respective agents, employees or contractors at any time.

(f) any condition or facts disclosed by the reports delivered or required to be delivered to Buyer pursuant to Section 4.11 hereof.

“Premium Amount” means the cash amount equal to fifteen percent (15%) of the revenues that Buyer generates from the Purchased Assets and the Future Purchased Assets during the Premium Period.

“Premium Period” means the period of time beginning on the Closing Date and ending on the one (1) year anniversary of the Closing Date.

“Purchase Price” has the meaning specified in Section 2.4 hereof.

“Purchased Assets” has the meaning specified in Section 2.1 hereof.

“Regular Personnel” means all employees of Seller engaged in the Operations.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or dispersing into the environment.

“Remediation Activity” means any reporting, investigation, characterization, feasibility study, health assessment, risk assessment, remediation, treatment, recycling, removal, transport, monitoring, maintenance or any other activity incident to a Release, threatened Release, or the investigation, remediation or removal, of a Hazardous Material existing on any Operations Property or the air, soil, ground water, surface water, or improvements thereof.

“Requirements of Laws” means any applicable foreign, federal, state and local laws, statutes, regulations, rules, codes, ordinances, judgments, injunctions, decrees, orders, permits, approvals, treaties, enacted, adopted, issued or promulgated by any Governmental Body (including, without limitation, those pertaining to electrical, building, zoning, environmental and occupational safety and health requirements) or common law.

“Retained Liabilities” has the meaning specified in Section 2.3 hereof.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller’s Parent” has the meaning specified in the first paragraph of this Agreement.

“Seller Group Member” means Seller, its officers, directors, stockholders, agents and Affiliates (including Seller’s Parent).

“Supply Agreement” means the Supply Agreement to be entered into between Buyer’s Parent and Seller’s Parent on terms and conditions reasonably determined by the Parties in good faith.

“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, registration, stamp duty, gains, license, excise, employment, payroll, withholding or minimum tax, or any other tax custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.

“Tax Return” means any return, report or similar statement required to be filed with respect to any Taxes (including any attached Schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Transaction Documents” means this Agreement and all of the Additional Agreements.

“Transfer Taxes” has the meaning specified in Section 2.6 hereof.

“Transferred Agreements” has the meaning specified in Section 2.1 hereof.

“Transition Services Agreement” means the Transition Services Agreement, if any, to be entered into between Buyer and Seller on terms and conditions reasonably determined by the Parties in good faith.

ARTICLE 2

PURCHASE AND CONSIDERATION

2.1 Purchase and Sale of Assets to be Transferred.

(a) On the terms and subject to the conditions of this Agreement, as of the Closing Date, Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to buy and acquire from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest of Seller in and to the following assets (collectively, the “Purchased Assets”):

(i) all assets listed on Schedule 2.1(a)(i) hereto;

(ii) the agreements listed on Schedule 2.1(a)(ii) hereto (“Transferred Agreements”);

(iii) subject to Section 2.7 hereof, the Governmental Permits;

(iv) all Intellectual Property related to the Operations listed on Schedule 2.1(a)(iv) hereto (“Transferred Intellectual Property”);

(v) all information, books and records of Seller related to the Purchased Assets including, without limitation, all repair and maintenance records and Operations manuals;

(vi) those expensed assets used solely to support the Operations and tangible personal property used solely in connection with the Operations including, without limitation, supplies, tools, office equipment, furnishings and furniture dedicated to any Regular Personnel of the Operations that will become New Regular Personnel, such as personal computers, notebook computers, workstations, cellular phones, pagers, printers, copiers, facsimile machines, and calculators used by each of them (whether located at a Seller facility, an employee’s place of residence or other location); and

(vii) all Inventory related to the Operations listed on Schedule 2.1(a)(vii) hereto.

2.2 Assets Not to be Transferred. Seller shall retain and Buyer shall not acquire the right, title and interest of Seller in and to the following assets:

(a) all cash, bank deposits, accounts receivable and cash equivalents;

(b) except as otherwise provided for herein, all owned real property, options to acquire real property and real estate leases;

(c) all telephone, telex and facsimile numbers; and

(d) Seller’s financial, Tax and accounting records; provided, however, that from and after the Closing Date, Seller shall provide Buyer with copies of such records as reasonably requested by Buyer.

2.3 Liabilities and Obligations.

(a) As of the Closing Date, Buyer agrees to only assume and pay, perform or otherwise discharge the obligations associated with the Transferred Agreements set forth on Schedule 2.3(a) hereto, in accordance with the respective terms and subject to the respective conditions in such Transferred Agreements and this Agreement (including, if applicable and to the extent set forth on Schedule 2.3(a) hereto, any further limitations on Buyer’s agreement to assume any such obligations) (collectively, the “Assumed Liabilities”).

(b) Except as set forth in Section 2.3(a) hereof and notwithstanding anything else in this Agreement to the contrary, Buyer shall not assume or have any responsibility for any liability, obligation or commitment of any nature of Seller, or associated with the Operations prior to the Closing, whether now or hereafter existing, known or unknown, accrued or unaccrued or due to come due, including, without limitation, the Pre-Existing Environmental Liabilities, those liabilities, if any, listed on the Disclosure Letter and those liabilities and obligations specifically identified as “Retained Liabilities” in this Agreement (collectively, the “Retained Liabilities”). Seller acknowledges and agrees that it shall be fully responsible for all such Retained Liabilities in accordance with the terms of Article 10 hereof.

2.4 Consideration. The consideration for the transfer of the Purchased Assets (the “Purchase Price”) shall be the Determined Value of the Purchased Assets, as reflected on the Final FSAL. In addition, Buyer shall pay to Seller the Premium Amount in accordance with Section 2.5(c) hereof.

2.5 Adjustment of Purchase Price; Determination and Payment of Premium Amount.

(a) Within forty-five (45) days after the Closing, Seller will prepare and deliver to Buyer a Final Financial Statement of Assets and Liabilities (“Final FSAL”) extracted from its books and records reflecting the Purchased Assets and any liabilities to be assumed in connection with the asset purchase, all as of the Closing Date. The Final FSAL shall be true, complete and accurate and prepared in a manner consistent with the Interim Financial Statement of Assets and Liabilities attached hereto as Exhibit C (“Interim FSAL”) and in accordance with Seller’s accounting policies and practices which are in compliance with GAAP as consistently applied, and will fairly present, as of the Closing Date, the Purchased Assets. Any dispute regarding the Final FSAL shall be resolved in accordance with the provisions of Section 12.14 hereof.

(b) In the event the Purchase Price exceeds the Closing Date Payment (as hereinafter defined), Buyer shall, not later than 30 days following the later of (i) delivery to Buyer of the Final FSAL or (ii) in the event Buyer disputes the Final FSAL, the higher amount determined to be the actual Purchase Price in accordance with the provisions of Section 12.14 hereof, deliver to Seller cash in an amount equal to such difference by wire transfer of immediately available funds to the bank account designated by Seller. In the event the Closing Date Payment exceeds the Purchase Price, Seller shall, not later than 30 days following the later of (i) delivery to Buyer of the Final FSAL or (ii) in the event Buyer disputes the Final FSAL, the lower amount determined to be the actual Purchase Price in accordance with the provisions of Section 12.14 hereof, deliver to Buyer cash in an amount equal to such difference by wire transfer of immediately available funds to the bank account designated by Buyer.

(c) As promptly as practicable, Seller shall prepare an estimate of the Premium Amount. Within thirty (30) days after receipt of such estimate, Buyer shall pay to Seller such estimated Premium Amount by wire transfer of immediately available funds to the bank account designated by Seller at the time the estimate is submitted to Buyer. Within sixty (60) days after the last day of the Premium Period, Buyer shall deliver to Seller a statement of the actual Premium Amount, which will be determined in accordance with Buyer’s accounting policies and practices as consistently applied, and, if requested, the financial data relied upon by Buyer to calculate the actual Premium Amount. Any dispute regarding Buyer’s determination of the actual Premium Amount must be made by Seller within fifteen (15) days after Seller’s receipt of Buyer’s statement of the actual Premium Amount. Any such dispute shall be resolved in accordance with the provisions of

Section 12.14 hereof. The “Final Premium Amount” shall be the actual Premium Amount, as determined by Buyer, or, in the event Seller disputes the actual Premium Amount determined by Buyer, the amount determined to be the actual Premium Amount in accordance with the provisions of Section 12.14 hereof.

(d) In the event the estimated Premium Amount exceeds the Final Premium Amount, Seller shall, not later than thirty (30) days following the determination of the Final Premium Amount, deliver to Buyer cash in an amount equal to such difference by wire transfer of immediately available funds to the bank account designated by Buyer. In the event the Final Premium Amount exceeds the estimated Premium Amount, no reconciliation between the Parties shall occur and Buyer shall be entitled to retain the difference between the higher Final Premium Amount and the estimated Premium Amount.

2.6 Transfer Taxes. All taxes, sales, use, value-added, gross receipts, excise, registration, stamp duty, transfer or other similar taxes or governmental fees (“Transfer Taxes”) imposed or levied by reason of, in connection with or attributable to this Agreement and the transactions contemplated hereby shall be paid by Buyer. Seller shall cooperate with Buyer to the extent reasonably requested and legally permitted to minimize any Transfer Taxes.

2.7 Nonassignable Assets.

(a) Nonassignable Assets. To the extent that any Purchased Asset is not capable of being assigned to Buyer without the consent, approval or waiver of a third Person, or if such assignment or attempted assignment would constitute a breach thereof or default thereunder (each a “Nonassignable Asset”), or to the extent that the assignment of any such contract is not practicable because it also relates to an area of Seller’s business other than the Operations (each a “Nonexclusive Asset”), nothing in this Agreement will constitute an assignment or require the assignment thereof except to the extent provided in this Section 2.7.

(b) Seller to Use Commercially Reasonable Efforts. Notwithstanding anything contained in this Agreement to the contrary, Seller will not be obligated to assign to Buyer any of its rights and obligations in and to any of the Nonassignable Assets without first having obtained all consents, approvals and waivers necessary for such assignment; provided, however, that Seller shall use commercially reasonable efforts to obtain all such consents, approvals and waivers prior to the Closing and, if the Closing occurs, will use commercially reasonable efforts after the Closing Date to obtain all such consents, approvals and waivers. Buyer will cooperate with Seller in Seller’s efforts to obtain all required consents, approvals and waivers. As to the Nonexclusive Assets, Seller shall use commercially reasonable efforts to effect an assignment of rights with respect to the parts of such Nonexclusive Asset that relate exclusively to the Operations (if practicable) or, alternatively, to enter into new agreements with respect to the parts of each Nonexclusive Asset that relate exclusively to the Operations.

ARTICLE 3

CLOSING

3.1 The Closing. The transactions contemplated by this Agreement shall be consummated (the “Closing”) at the offices of                                 , at 10:00 a.m., local time, on             ,             , or such other place, time and date as the parties shall agree in writing. The time and date on which the Closing is actually held is sometimes referred to herein as the “Closing Date.”

3.2 Payment. Subject to fulfillment or waiver of the conditions set forth in Article 8 below, at the Closing Buyer shall pay Seller $             (the “Closing Date Payment”) by wire transfer of immediately available funds to the bank account designated by Seller at least five (5) days prior to the Closing.

3.3 Buyer’s Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 8, at the Closing Buyer shall deliver to Seller all of the following:

(a) Closing Date Payment;

(b) The Facility Agreement, duly executed by any authorized Vice President or the President of Buyer;

(c) The Supply Agreement, duly executed by any authorized Vice President or the President of Buyer’s Parent;

(d) The Transition Services Agreement, duly executed by any authorized Vice President or the President of Buyer;

(e) The Assignment and Assumption Agreement, duly executed by any authorized Vice President or the President of Buyer; and

(f) The certificate contemplated by Section 9.1 below, duly executed by any authorized Vice President or the President of Buyer.

3.4 Seller’s Deliveries. Subject to fulfillment or waiver of the conditions set forth in Article 9, at the Closing Seller shall deliver to Buyer all of the following:

(a) Certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to the resolutions of the Board of Directors and, if required by applicable Requirements of Laws, stockholders of Seller authorizing the execution and performance of this Agreement and the contemplated transactions;

(b) The Facility Agreement, duly executed by any authorized Vice President or the President of Seller;

(c) The Supply Agreement, duly executed by any authorized Vice President or the President of Seller’s Parent;

(d) The Transition Services Agreement, duly executed by any authorized Vice President or the President of Seller;

(e) The Initial Warrant, duly executed by any authorized Vice President or the President of Seller’s Parent;

(f) The Assignment and Assumption Agreement duly executed by any authorized Vice President or the President of Seller;

(g) Certificates of title or origin (or like documents) with respect to any vehicles or other equipment included in the Purchased Assets for which a certificate of title or origin is required in order to transfer title;

(h) All consents, waivers or approvals required to be obtained by Seller with respect to the Purchased Assets or the consummation of the transactions contemplated by this Agreement;

(i) The certificate contemplated by Section 8.1 below, duly executed by any authorized Vice President or the President of Seller; and

(j) Such other bills of sale, assignments and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, except as set forth in Schedule 4 (the “Disclosure Letter”) (which Disclosure Letter shall be executed by an authorized Vice President or the President of Seller), Seller represents and warrants to Buyer as follows:

4.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction. Seller is duly qualified to carry on the Operations as now conducted and is in good standing in each of the jurisdictions in which the ownership or leasing of the Purchased Assets or the conduct of the Operations requires such qualification (except where the failure to be so qualified would not have a material adverse effect on the Company’s business). Seller has full corporate power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Operations as now conducted.

4.2 Authorization.

(a) Seller has full power and authority to execute, deliver and perform this Agreement and all of the Additional Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Additional Agreements by Seller have been duly and validly authorized and approved by all required corporate proceedings on the part of Seller, and do not require any further authorization or consent of Seller. This Agreement has been, and the Additional Agreements, upon execution and delivery by Seller will be, duly authorized, executed and delivered by Seller and constitutes, or upon execution and delivery by Seller will constitute, as the case may be, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except (i) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Neither the execution and delivery of this Agreement or any of the Additional Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will: (i) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under (A) the organizational documents of Seller, (B) any other note, instrument, agreement, mortgage, lease, license, franchise, permit or authorization, right, restriction or obligation to which Seller is a party or any of its properties is subject or by which Seller or any of its properties is bound, (C) any Governmental Order to which Seller is a party or any of its properties is subject or by which Seller or any of its properties is bound, or (D) any Requirements of Laws affecting Seller or its property; or (ii) require Seller to obtain the approval, consent, authorization or act of, or the making by Seller of any declaration, filing or registration with, any Person.

4.3 Taxes. Seller has timely filed within the time period for filing or any extension granted with respect thereto, all Tax Returns which it is required to file relating or pertaining to any and all Taxes attributable to or levied upon the Operations and/or the Purchased Assets and has paid any and all Taxes it is required to pay in connection with the taxable periods to which such Tax Returns relate. There are (and as of immediately following the Closing there will be) no Encumbrances on the Purchased Assets relating to or attributable to Taxes other than Permitted Encumbrances. Seller has no knowledge of any basis for the assertion of any such claims which, if adversely determined, would adversely effect Buyer or Buyer’s use of the Purchased Assets or result in an Encumbrance on the Purchased Assets, other than Permitted Encumbrances. None of the Purchased Assets are treated as “tax-exempt use property” within the meaning of Section 168(h) of the Code.

4.4 Condition of Assets. The Purchased Assets are in good and serviceable condition, subject to reasonable wear and tear, and are suitable for the uses to which they are being put or would be put in the ordinary course of business of the Operations.

4.5 Governmental Permits. Seller owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use the Purchased Assets and to carry on and conduct the Operations substantially as currently conducted (collectively, the “Governmental Permits”). Schedule 4.5 sets forth a list and brief description of each Governmental Permit, except for such licenses, permits and other authorizations that are readily obtainable without expense (other than a normal permit fee) and without imposition of additional material conditions. Complete and correct copies of all of the Governmental Permits have heretofore been delivered or will be delivered prior to the Closing Date to Buyer by Seller.

Except as set forth in Schedule 4.5: (a) Seller has complied in all material respects with its obligations under each of the Governmental Permits, and to its knowledge, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default or violation by Seller under any such Governmental Permit or, after notice or lapse of time or both, would reasonably be expected to result in revocation or termination of any such Governmental Permit, or which would reasonably be expected to adversely affect the rights of Seller under any such Governmental Permit; (b) no notice of cancellation, of default, of violation or of any material dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received in writing by, or is known to, Seller; and (c) each of the Governmental Permits is valid, subsisting and in full force and effect.

4.6 Title to Tangible Property. Schedule 4.6 sets forth a list of all real property used in the Operations which is leased by Seller, all such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default. There is no real property which is owned, leased or utilized by Seller and used in the Operations, or otherwise required for the performance of Buyer’s obligations under the Additional Agreements, other than the Facility. Seller has good and indefeasible title to all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The Purchased Assets are all located at the Facility and constitute all of the assets which are reasonably necessary for the continued conduct of the Operations as now conducted. Upon delivery to Buyer on the Closing Date of the instruments of transfer contemplated by Section 3.4 above, Seller with thereby transfer to Buyer good and indefeasible title to the Purchased Assets, free and clear of Encumbrances other than Permitted Encumbrances.

4.7 Intellectual Property.

(a) Seller owns or possesses sufficient legally enforceable title to the Intellectual Property used in the Operations.

(b) The Operations as they are currently conducted do not infringe or otherwise violate any Intellectual Property right of any Person.

(c) There are no pending actions, and no Person has made or, to Seller’s knowledge, threatened to make, a claim that the conduct of the Operations infringes or otherwise violates the Intellectual Property right of any Person.

4.8 Employees.

(a) Each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and each other plan, program or arrangement, whether written or oral (“Benefit Arrangement”), providing for compensation or benefits in connection with the performance of services to Seller and maintained by Seller with respect to New Regular Personnel has been identified in Schedule 4.8, and copies or descriptions of each such employee benefit plan or Benefit Arrangement has been delivered to or made available to Buyer, together with the most recent determination letter in the case of any “pension benefit plan” (as such term is defined in Section 3(2) of ERISA). Buyer will not have, as a consequence of the transactions contemplated hereby, any liability or obligation with respect to or under any employee benefit plan or with respect to or under any Benefit Arrangement maintained by Seller with respect to employees of the Operations or any other Seller employees, as all such matters constitute “Retained Liabilities” hereunder. Seller has complied with the health care continuation requirements of Section 601 et seq. of ERISA (“COBRA”) with respect to employees of the Operations and their spouses, former spouses and dependents.

(b) Each Benefit Arrangement maintained by Seller with respect to employees of the Operations have been maintained and administered at all times substantially in compliance with its terms and all applicable laws, rules and regulations, including but not limited to ERISA and the Code, applicable to such Benefit Arrangement.

(c) Schedule 4.8(c) contains: (i) a list of all Regular Personnel as of             ,             ; (ii) the then current annual compensation provided by Seller to any such employees; and (iii) a list of any increase presently scheduled (including the effective date thereof) in the rate of compensation of any such employees.

(d) Insofar as it pertains to the Operations, Seller is not a party to or bound by any union contract and has not experienced any strike, grievance or any arbitration proceeding, claim of unfair labor practices filed or, to Seller’s knowledge, threatened to be filed or any other material labor difficulty. To Seller’s knowledge, no organizational effort is being or has been made or threatened by or on behalf of any labor union with respect to any employees of Seller pertaining to the Operations. To Seller’s knowledge, except as described on Schedule 4.8(d), none of the Regular Personnel is involved in or is otherwise threatening a potential labor dispute. To Seller’s knowledge, except as described on Schedule 4.8(d), none of the Regular Personnel received written reviews or feedback from supervisors that indicate their performance does not meet the requirements of their job functions; provided, however, that nothing in this representation and warranty shall require Seller to violate applicable Requirements of Laws. All key employees employed by Seller in the last three years have executed Seller’s standard form of confidentiality agreement.

4.9 Contracts. Set forth in Schedule 4.9 is a list of each supply and customer contract, and each agreement, arrangement, commitment, license or other instrument, written or oral, that is material to the Operations or the Facility to which Seller is a party or by which Seller, the Purchased Assets or the Operations may be bound or affected (collectively, the “Contracts”). Each such Contract constitutes a valid, legal and binding obligation of the respective parties thereto (assuming that such Contracts are binding on all parties thereto other than Seller; Seller has no knowledge to the contrary); and no defenses, offsets, or counterclaims thereto have been asserted, or, to Seller’s knowledge, may be made by any party thereto. Seller has not received notice of any default under any of such Contracts. To Seller’s knowledge, there are no existing defaults or events or default, real or claimed, or events which with notice or lapse of time or both would constitute a material default under any Contract. Except as set forth in Schedule 4.9, to Seller’s knowledge, there exists no actual or threatened termination, cancellation, or limitation of, or any amendment, modification, or change to any Contract.

Seller is neither renegotiating any of the Transferred Agreements nor is it paying liquidated damages in lieu of performance thereunder. Any such Transferred Agreements may be transferred to Buyer pursuant to this Agreement and will continue in full force and effect thereafter, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any Person. Complete and correct copies of each of the written Transferred Agreements have heretofore been delivered to Buyer by Seller.

4.10 No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 4.10, (a) the Purchased Assets and their uses comply in all material respects with all applicable Requirements of Laws and Governmental Orders, (b) Seller has complied in all material respects with all Requirements of Laws and Governmental Orders which are applicable to the Purchased Assets or the Operations, (c) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the knowledge of Seller, threatened against or affecting Seller in respect of the Purchased Assets or the Operations, and there are no lawsuits, suits or proceedings pending in which Seller is the plaintiff or claimant and which relate to the Purchased Assets or the Operations; nor to Seller’s knowledge, is there any basis for the same, and (d) there is no action, suit or proceeding pending or, to the knowledge of Seller threatened which questions the legality of the transactions contemplated by this Agreement.

4.11 Environmental Matters.

(a) Seller has obtained and the Governmental Permits include all environmental, health and safety Governmental Permits necessary for the conduct of the Operations (including without limitation the Hazardous Material Activities associated therewith) as presently conducted and/or for the Seller’s ownership, leasing, and use of the Purchased Assets, except such permits the absence of which would not reasonably be expected to have a material adverse effect. The Purchased Assets and the conduct of Operations (including without limitation the Hazardous Material Activities associated therewith) comply, in all material respects, with the provisions of such Governmental Permits.

(b) To the knowledge of Seller, neither Seller, with respect to the Purchased Assets, the Operations or any of the Operations Property, nor any of the past or present Operations, is subject to any pending or ongoing judicial proceeding, Governmental Order, investigation, notice, or settlement with or before any Governmental Body or other Person (including without limitation any present or prior owner or operator of Operations Property) respecting (i) any violation or alleged violation of Environmental Laws, (ii) any Remediation Activities, (iii) the conduct of Hazardous Material Activities associated with the Operations, or (iv) any claim of Losses and Expenses arising from Contamination or the Release or threatened Release of Hazardous Material.

(c) Seller has not, with respect to the Operations or the Purchased Assets, filed nor does Seller expect to file any notice or report under any Environmental Laws reporting a violation of any Environmental Laws or any Release of Hazardous Material to the environment.

(d) To Seller’s knowledge, no Contamination is present on, in or under the Facility or is reasonably likely to migrate to the Facility, and no Release has occurred on the Facility or any other Operations Property which has or is likely to cause Contamination or any health effect to the occupants of the Facility, the Operations Property, or any other property in the vicinity thereof.

(e) To Seller’s knowledge, no underground storage tank or surface impoundment nor any landfill or waste pile which either is or was used to dispose of or store any Hazardous Material is present on the Facility or any other Operations Property.

(f) Seller has not received any written notice or claim and has no knowledge of any threatened notice or claim to the effect that it is or may be liable to any Person as a result of the Release or threatened Release of Hazardous Material into the environment from or on the Facility or any other Operations Property.

(g) No environmental Encumbrance has attached to any Purchased Assets.

(h) There is no asbestos-containing material which is on or part of the Facility (excluding any raw materials used in the manufacture of products or products themselves) that is friable, or the presence or condition of which violates applicable Environmental Laws.

(i) None of the products Seller has manufactured, distributed or sold in connection with the Operations contains asbestos-containing material.

(j) Other than Hazardous Material reasonably necessary for the conduct of the Operations as presently conducted and properly stored in accordance with applicable Environmental Laws, no Hazardous Material is or will be stored or kept at the Facility as of the Closing Date.

(k) All Hazardous Material Activities conducted at the Facility or the Operations Property by Seller Group Members or in connection with past or present Operations by Seller Group Members (i) have been conducted in material compliance with applicable Environmental Laws and

(ii) have not resulted in the exposure of any Person to Hazardous Material in a manner which has or could reasonably be expected to cause an adverse health effect to said Person.

(l) No Governmental Order, action, proceeding, liability or claim exists against Seller or, to the knowledge of Seller, is threatened, against Seller or exists or is threatened against any Disposal Facility with respect to any transfer to or from, storage at, disposal at or release from, a Disposal Facility of Hazardous Material generated at the Operations Property or during the conduct of the Operations.

(m) Seller is not aware of any fact or circumstance that would reasonably be expected to involve Seller in any environmental litigation or impose upon Seller any material environmental liability with respect to the Facility, any other Operations Property, or any past or present Operations.

(n) Seller has delivered to Buyer, or made available for inspections by Buyer and its agents and employees, all non-privileged records in Seller’s possession, custody or control pertaining to Hazardous Material Activities associated with the Operations, and all non-privileged environmental audits and environmental assessments of the Facility or any other Operations Property conducted at the request of, or otherwise reasonably available to, Seller; and with respect to privileged records pertaining to Hazardous Materials Activities, environmental audits and environmental assessments, Seller has delivered or made available for inspection and copying to Buyer redacted summaries, findings and/or conclusions, disclosed by such privileged audits and assessments.

(o) Seller has complied with all environmental disclosure obligations imposed upon Seller by applicable Requirements of Laws with respect to this transaction.

4.12 Financial Data. Seller has provided to Buyer certain information regarding the historical expenses and revenues of the Operations. Such historical information does not contain any material inaccuracies or misstatements. Financial projections, if any, were prepared based on the judgment of the management of the Operations and Seller makes no representation or warranty as to the accuracy of any such financial projections.

4.13 Statement of Assets and Liabilities; Financial Statements. The Interim FSAL set forth on Exhibit C hereto is true, complete and accurate, has been prepared in accordance with Seller’s accounting policies and practices with are in compliance with GAAP as consistently applied and fairly presents as of             , 2000 the financial condition of the Operations and the Purchased Assets.

4.14 No Finder. Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

4.15 Inventory. The Inventory consists of raw materials and supplies, manufactured and purchased parts, work in process, and finished goods, all of which is merchantable and fit for the purpose for which it was produced or manufactured, and none of which is obsolete, damaged or defective, subject only to customary reserves for reasonable inventory write-downs which are not, in the aggregate, material.

4.16 Disclosure. None of the representations or warranties of Seller contained herein, none of the information contained in the exhibits and schedules attached hereto or in the Additional Agreements (including exhibits and schedules attached thereto) contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements herein or therein not misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller and agrees as follows:

5.1 Organization of Buyer. Buyer is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction. Buyer has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

5.2 Authorization.

(a) Buyer has full power and authority to execute, deliver and perform this Agreement and all of the Additional Agreements and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and the Additional Agreements, upon execution and delivery by Buyer will be, duly authorized, executed and delivered by Buyer and constitutes, or upon execution and delivery by Buyer will constitute, as the case may be, legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, except (i) as such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Neither the execution and delivery of this Agreement or any of the Additional Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will: (i) violate, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the organizational documents of Buyer, (B) any other note, instrument, agreement, mortgage, lease, license, franchise, permit or authorization, right, restriction or obligation to which Buyer is a party or any of its properties is subject or by which Buyer or any of its properties is bound, (C) any Governmental Order to which Buyer is a party or any of its properties is subject or by which Buyer or any of its properties is bound, or (D) any Requirements of Laws affecting Buyer or its property; or (ii) require the approval, consent, authorization or act of, or the making by Buyer of any declaration, filing or registration with, any Person.

5.3 No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

5.4 Capital Resources. Buyer has sufficient capital resources to perform its obligations with respect to the Closing Date Payment and the Premium Amount.

ARTICLE 6

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions prior to the Closing.

6.1 Investigation of the Operations by Buyer. Prior to the Closing, upon reasonable advance notice by Buyer to Seller, Seller shall afford to the officers, employees and authorized representatives of Buyer (including, without limitation, independent public accountants and attorneys) reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of Seller with respect to the Operations and shall furnish to Buyer or its authorized representatives such additional information concerning the Purchased Assets and the Operations as shall be reasonably requested, including all such information as shall be reasonably necessary to enable Buyer or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Seller contained in this Agreement have been complied with and to determine whether the conditions set forth in Article 8 have been satisfied. Such investigation shall be conducted in such a manner as not to interfere unreasonably with the Operations, and Seller shall have no duty hereunder to provide access to Buyer to any information as to which Seller owes any Person a duty of confidentiality without such Person’s prior written consent. No investigation made by Buyer or its representatives hereunder shall affect the representations and warranties of Seller.

6.2 Preserve Accuracy of Representations and Warranties. Each of the parties hereto shall refrain from taking any action which would render any representation or warranty contained in Article 4 or 5 of this Agreement not to be true and correct in all material respects as of the Closing Date. Each Party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such Party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Seller shall promptly notify Buyer of any lawsuit, claim, proceeding or investigation that is threatened, brought, asserted or commenced against Seller which would have been set forth in Schedule 4.10 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.

6.3 Transferred Agreements and Transferred Permits.

(a) Transferred Agreements. Subject to Section 2.7 hereof, Seller will use commercially reasonable efforts to secure, before the Closing Date, the consent, approval or waiver, in form and substance reasonably satisfactory to Buyer, from any Person to any Transferred Agreement required to be obtained to assign or transfer any such agreements to Buyer or to otherwise satisfy the conditions set forth in Section 8.3; provided that neither Seller nor Buyer shall have any obligation to offer or pay any consideration in order to obtain any such consents or approvals; and provided, further, that Seller shall not make any agreement or understanding affecting the Purchased Assets or the Operations as a condition for obtaining any such consents or waivers without the prior written consent of Buyer. During the period prior to the Closing, Buyer shall use commercially reasonable efforts to cooperate and assist Seller in obtaining the consents, approvals and waivers contemplated by this Section 6.3(a).

(b) Transferred Permits. Subject to Section 2.7 hereof, during the period prior to the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to secure any consents and approvals of any Governmental Body required to be obtained by them in order to assign or transfer any Governmental Permits to Buyer to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Sections 8.3 and 9.3 hereof; provided, that Seller shall not make any agreement or understanding affecting the Purchased Assets or the Operations as a condition for obtaining any such consents or approvals without the prior written consent of Buyer, which consent shall not be unreasonably withheld.

6.4 Notice of Certain Matters. Without limiting either Party’s right to rely on the representations and warranties of the other Party as set forth herein, each of Buyer and Seller shall provide the other Party with prompt written notice with respect to any material facts which arise between the date hereof and the Closing Date which, if they had occurred and been known prior to the date of this Agreement, would have been required to have been disclosed in order to make the representations and warranties contained in Articles 4 and 5 true and correct as of the date of this Agreement. In addition, Seller shall provide Buyer with prompt written notice if, between the date hereof and the Closing Date, there is a change in the Purchased Assets or the Operations which has, or which may be reasonably expected to have, a material and adverse effect on the Operations. Subject to the applicable confidentiality provisions of this Agreement and the Confidentiality Agreement, during the period prior to the Closing, Seller will as promptly as reasonably possible under the circumstances advise Buyer in writing of (a) any notice or other communication from any third Person alleging that the consent of such third Person is or may be required in connection with the transactions contemplated by this Agreement, and (b) any material default under any Transferred Agreement or Governmental Permit or event which, with notice or lapse of time or both, would become such a default on or prior to the Closing Date and of which Seller has knowledge.

6.5 Operations Prior to the Closing.

(a) Except as expressly contemplated by this Agreement, (i) Seller shall operate and carry on the Operations only in the ordinary course and substantially as presently conducted, and in compliance with all Requirements of Laws, Governmental Orders, and the binding agreements, covenants and restrictions applicable thereto; (ii) Seller shall keep and maintain the Purchased Assets in reasonably good operating condition and repair and, except to the extent specifically agreed to in writing by Buyer, shall use commercially reasonable efforts to maintain the business organization of the Operations intact and to preserve the goodwill of the suppliers, contractors, employees, customers and other Persons having business relations with the Operations, and (iii) Seller shall not (A) transfer or cause to be transferred from or to Seller any Regular Personnel without the prior written approval of Buyer, except for voluntary transfers requested by any Regular Personnel, or (B) otherwise attempt to persuade any Regular Personnel to terminate his or her relationship with the Operations.

(b) In furtherance of the foregoing subsection, and without limitation thereof, except as expressly contemplated by this Agreement or except with the prior written approval of Buyer, Seller shall (i) use the Purchased Assets in the usual, regular and ordinary course and in substantially the same manner as heretofore used, (ii) continue to make payments when due and not slow down those payments as compared to its normal payment procedures, (iii) continue to perform its obligations under the leases, contracts, commitments and other agreements included in the Purchased Assets, (iv) maintain insurance against loss or damage to the Purchased Assets and such other insurance with respect to the Purchased Assets as has heretofore been maintained, (v) not sell, dispose of, encumber or enter into any agreement for the sale, disposition or encumbrance of, all or any part of the Purchased Assets, except for the sale of Inventory in the ordinary course of business consistent with past practice, (vi) with respect to any employee who is or would thereby become Regular Personnel, not enter into any employment contract or, except in the ordinary course of business consistent with past practices, increase any such employee’s compensation or benefits, and (vii) not enter into any contracts or commitments with respect to the Operations not in the ordinary course of business consistent with past practices or involving receipt or payment of more than $50,000.

6.6 Government Filings. If required by the HSR Act, Seller and Buyer shall each have filed with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) a pre- merger notification and report form and all documentary attachments thereto required to be filed pursuant to the HSR Act. Seller and Buyer shall each pay their respective filing fees required by the HSR Act or otherwise in connection with the transactions contemplated by this Section. Seller and Buyer shall file any additional information requested by the FTC, the DOJ or any other Governmental Body in connection with this Agreement or the transactions contemplated hereby as soon as practicable after receipt of any legally valid request for such information. Neither Seller nor Buyer shall unreasonably take or fail to take any action which reasonably could be expected to have the effect of delaying, impairing or impeding the receipt of approval under the HSR Act as contemplated by this Section; provided, however, that this sentence shall not be construed to require either Party to transfer or assign rights or other assets to a third Person. Notwithstanding anything to the contrary set forth in this Section, the Parties shall have no obligations under this Section if the Parties are not required to make a filing with the FTC or

DOJ pursuant to the HSR Act in connection with the transactions contemplated by this Agreement and the Additional Agreements.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Taxes.

(a) Notwithstanding anything to the contrary set forth in Article 10 below, except as set forth in Section 2.6 hereof, Seller shall be responsible for and pay all Taxes of Seller, its Affiliates, the Operations or the Purchased Assets arising at any time with respect to periods ending on or prior to the Closing Date, including the portion of real, personal or other property Taxes attributable to such periods; and all such Taxes shall constitute Retained Liabilities.

(b) To the extent relevant to the Purchased Assets and/or the Operations, Seller shall (i) provide Buyer with such assistance as may be reasonably required in connection with the preparation of any Tax Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes, and (ii) for a period of seven (7) years after the Closing, retain and provide Buyer with all records or other information that may be relevant to the preparation of any Tax Returns, or the conduct of any audit or examination, or other Tax proceeding.

(c) Allocation of Purchase Price. Buyer and Seller hereby agree to the allocation of the Purchase Price set forth in Schedule 7.1 (the “Allocation Statements”), allocating the total of the Purchase Price (and other payments properly treated as additional Purchase Price for Tax purposes) to the different Purchased Assets pursuant to Section 1060 of the Code. Buyer and Seller shall each file all Tax Returns, and execute such other documents as may be required by any Governmental Body, in a manner consistent with the Allocation Statements. Buyer shall prepare the Form 8594 under Section 1060 of the Code based on the Allocation Statements and deliver such form and all documentation used in the preparation and support of such form to Seller within thirty (30) days after the later of (i) delivery to Buyer of the Final FSAL or (ii) in the event Buyer disputes the Final FSAL, the determination of the amount considered to be the actual Purchase Price in accordance with Section 12.14 hereof. Buyer and Seller agree to file such form with each relevant taxing authority and to refrain from taking any position inconsistent with such form or the Allocation Statements.

(d) Filing of Returns and Payment of Taxes. Seller shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns and shall pay, or cause to be paid, when due all Taxes relating to the Purchased Assets attributable to any taxable period which ends on or prior to the Closing Date (herein “Pre-Closing Tax Period”). Buyer shall prepare and file, or cause to be prepared and filed, with the appropriate authorities all Tax Returns, and shall pay, or cause to be paid, when due all Taxes relating to the Purchased Assets attributable to taxable periods which are not part of the Pre-Closing Tax Period. If, in order to properly prepare its

Tax Returns or other documents required to be filed with governmental authorities, it is necessary that a party be furnished with additional information, documents or records relating to the Purchased Assets, both Seller and Buyer agree to use reasonable efforts to furnish or make available such non- privileged information at the recipient’s request, cost and expense; provided, however, that no Party shall be entitled to review or examine the Tax Returns of any other Party.

(e) Refunds and Credits. Any refunds and credits attributable to the Pre-Closing Tax Period shall be for the account of Seller and any refunds and credits attributable to any period which is not part of the Pre-Closing Tax Period are for the account of Buyer.

7.2 Initial Warrant. At the Closing, Seller’s Parent shall issue to Buyer’s Parent a five (5)-year warrant (“Initial Warrant”) to purchase, at a price per share equal to the then per share Fair Market Value of Common Stock of Seller’s Parent, a number of shares of Common Stock of Seller’s Parent equal to the quotient obtained by dividing (x) one-tenth percent (.1%) of the estimated Premium Amount by (y) the price per share at which Seller’s Parent most recently issued Common Stock (including securities exercisable for Common Stock) prior to the Closing. The Initial Warrant issued to Buyer’s Parent pursuant to this Section shall be in substantially the form set forth in Exhibit D.

7.3 [RESERVED].

7.4 Employee Matters. [RESERVED].

7.5 Bulk Sale. Buyer and Seller hereby waive compliance with any applicable bulk sale laws in connection with the transactions contemplated by this Agreement. Buyer and Seller agree that any and all Losses and Expenses arising out of noncompliance with any such bulk sale laws shall constitute Retained Liabilities hereunder.

7.6 Guarantee of Performance by Buyer’s Parent.

(a) Buyer’s Parent hereby fully and unconditionally guarantees, without notice and presentment or other legal formalities, (i) all of the representations and warranties of Buyer under the Transaction Documents, and (ii) the timely performance of all of the obligations of its Affiliates (including Buyer) under the Transaction Documents. Buyer’s Parent hereby represents and warrants to Seller and Seller’s Parent that, for purposes of this Agreement, for itself in its own corporate capacity, Buyer’s Parent (i) is also making the representations and warranties set forth in Sections 5.1 through 5.4 as if it were Buyer, and (ii) will meet the conditions of Sections 3.3, 6.6, 7.1, 9.1, 9.2, 9.3, and 9.4 and Article 10 hereof as if it were Buyer.

(b) Buyer’s Parent, as principal obligor and not as surety, further covenants with Seller and Seller’s Parent:

(i) to cause Buyer to effect prompt and complete performance of all the terms, covenants, conditions and provisions of the Transaction Documents that are to be kept, observed and performed by Buyer;

(ii) that, if for any reason whatsoever, including the insolvency or bankruptcy of Buyer, Buyer shall at any time or from time to time fail to keep, perform or observe any term, covenant, condition or provision of any of the Transaction Documents that is to be kept, observed or performed by Buyer, then Buyer’s Parent shall forthwith on demand of Seller, perform or observe, as the case may be, such term, covenant, condition or provision in accordance with the relevant provisions of the Transaction Documents; and

(iii) that Buyer’s Parent is jointly and severally bound with Buyer to perform the terms, covenants, obligations (including indemnification), conditions and provisions of the Transaction Documents that are to be kept, observed and performed by Buyer and, in the enforcement of its rights pursuant to this Section Seller may proceed against Buyer’s Parent as if Buyer’s Parent was a principal party under this Agreement with respect to such terms, covenants, conditions and provisions applicable to Buyer’s Parent.

(c) In the event of a default by Buyer under any of the Transaction Documents, Buyer’s Parent waives any right to require Seller to:

(i) proceed against Buyer or pursue any rights or remedies with respect to the Transaction Documents against Buyer, or

(ii) pursue any other remedy whatsoever in the power of Seller prior to Seller pursuing any rights it may have under the Transaction Documents against Buyer’s Parent.

(d) Without limiting the generality of the foregoing, the liability of Buyer’s Parent shall not be deemed to have been waived, released, discharged, impaired or affected by reason of the release or discharge of Buyer in any receivership, bankruptcy, winding-up or other creditors’ proceedings or the rejection, disaffirmance or disclaimer of any of the Transaction Documents in any proceeding, and shall continue with respect to the periods prior thereto and thereafter, for and with respect to the Transaction Documents. This Section shall be solely for the benefit of Seller and shall not in any way obligate Buyer’s Parent to any other Person.

(e) This guarantee shall apply, mutatis mutandis, in respect of any Affiliate of Buyer’s Parent in the event any such Affiliate is a party to any Additional Agreement in lieu of Buyer.

(f) This guarantee shall continue notwithstanding any assignment of this Agreement by Seller to an Affiliate pursuant to Section 12.4.

7.7 Guarantee of Performance by Seller’s Parent.

(a) Seller’s Parent hereby fully and unconditionally guarantees, without notice and presentment or other legal formalities, (i) all of the representations and warranties of Seller under the Transaction Documents, and (ii) the timely performance of all of the obligations of its Affiliates (including Seller) under the Transaction Documents. Seller’s Parent hereby represents and warrants to Buyer and Buyer’s Parent that, for purposes of this Agreement, for itself in its own corporate capacity, Seller’s Parent (i) is also making the representations and warranties set forth in Sections 4.1 through 4.16 as if it were Seller, and (ii) will meet the conditions of Sections 3.4, 6.5, 6.6, 7.1, 8.1, 8.2, 8.3, 8.6 and 8.8 and Article 10 hereof as if it were Seller.

(b) Seller’s Parent, as principal obligor and not as surety, further covenants with Buyer and Buyer’s Parent:

(i) to cause Seller to effect prompt and complete performance of all the terms, covenants, conditions and provisions of the Transaction Documents that are to be kept, observed and performed by Seller;

(ii) that, if for any reason whatsoever, including the insolvency or bankruptcy of Seller, Seller shall at any time or from time to time fail to keep, perform or observe any term, covenant, condition or provision of any of the Transaction Documents that is to be kept, observed or performed by Seller, then Seller’s Parent shall forthwith on demand of Buyer, perform or observe, as the case may be, such term, covenant, condition or provision in accordance with the relevant provisions of the Transaction Documents; and

(iii) that Seller’s Parent is jointly and severally bound with Seller to perform the terms, covenants, obligations (including indemnification), conditions and provisions of the Transaction Documents that are to be kept, observed and performed by Seller and, in the enforcement of its rights pursuant to this Section Buyer may proceed against Seller’s Parent as if Seller’s Parent was a principal party under this Agreement with respect to such terms, covenants, conditions and provisions applicable to Seller’s Parent.

(c) In the event of a default by Seller under any of the Transfer Documents, Seller’s Parent waives any right to require Buyer to:

(i) proceed against Seller or pursue any rights or remedies with respect to the Transaction Documents against Seller, or

(ii) pursue any other remedy whatsoever in the power of Buyer prior to Buyer pursuing any rights it may have under the Transaction Documents against Buyer’s Parent.

(d) Without limiting the generality of the foregoing, the liability of Seller’s Parent shall not be deemed to have been waived, released, discharged, impaired or affected by reason of the release or discharge of Seller in any receivership, bankruptcy, winding-up or other creditors’ proceedings or the rejection, disaffirmance or disclaimer of any of the Transaction Documents in any proceeding, and shall continue with respect to the periods prior thereto and thereafter, for and with respect to the Transaction Documents. This Section shall be solely for the benefit of Buyer and shall not in any way obligate Seller’s Parent to any other Person.

(e) This guarantee shall apply, mutatis mutandis, in respect of any Affiliate of Seller’s Parent in the event any such Affiliate is a party to any Additional Agreement in lieu of Seller.

(f) This guarantee shall continue notwithstanding any assignment of this Agreement by Buyer to an Affiliate pursuant to Section 12.4.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived in writing exclusively by Buyer:

8.1 No Misrepresentation or Breach of Covenants and Warranties. Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed on behalf of Seller by the President or any authorized Vice President of Seller, certifying that (a) each of the representations and warranties of Seller contained or referred to herein and in the Additional Agreements was true and correct when made and is true and correct in all material respects on the Closing Date as though made on the Closing Date; and (b) Seller has complied with and not otherwise breached the covenants set forth herein.

8.2 No Restraint or Litigation. No action, suit, investigation or proceeding shall be pending or threatened (including, without limitation, any such action, suit, investigation or proceeding contemplated in Section 6.6 hereof), which would restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

8.3 Necessary Approvals. The Parties shall have received the approvals and consents of all Persons necessary to consummate the transactions contemplated hereby, which are either specified in Schedule 4.2 or otherwise required to be obtained prior to the Closing by applicable Requirements of Laws.

8.4 Legal Opinion. Buyer shall have received a legal opinion from Latham & Watkins, counsel to Seller and Seller’s Parent, in substantially the form attached hereto as Exhibit E.

8.5 Employees. The key Regular Personnel identified by Buyer on Schedule 8.5 shall have accepted (and not withdrawn) offers of employment by Buyer to become New Regular Personnel.

8.6 Additional Agreements. Each of the Additional Agreements (excluding the Subsequent Warrant) shall have been duly executed by Seller or its Affiliates and shall be in full force and effect.

8.7 No Material Adverse Change. There shall have been no material adverse change with respect to the Purchased Assets, the Operations or Seller’s business, operating results or financial condition.

8.8 Stockholder Approval. If required by applicable Requirements of Laws, the stockholders of Seller shall have approved this Agreement and the transactions contemplated hereby.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall be subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived in writing exclusively by Seller:

9.1 No Misrepresentation or Breach of Covenants and Warranties. Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed on behalf of Buyer by the President or any authorized Vice President of Buyer, certifying that (a) each of the representations and warranties of Buyer contained or referred to in this Agreement and the Additional Agreements was true and correct when made and is true and correct in all material respects on the Closing Date as though made on the Closing Date; and (b) Buyer has complied with and not otherwise breached the covenants set forth herein.

9.2 No Restraint or Litigation. No action, suit, investigation or proceeding shall be pending or threatened (including, without limitation, any such action, suit, investigation or proceeding contemplated in Section 6.6 hereof), which would restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.

9.3 Necessary Governmental Approvals. The Parties shall have received the approvals of all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws.

9.4 Additional Agreements. Each of the Additional Agreements (excluding the Subsequent Warrant) shall have been duly executed by Buyer or its Affiliates and shall be in full force and effect.

9.5 No Material Adverse Change. There shall have been no material adverse change with respect to Buyer’s business, operating results or financial condition.

9.6 Stockholder Approval. If required by applicable Requirements of Laws, the stockholders of Seller shall have approved this Agreement and the transactions contemplated hereby.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification by Seller. Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses and Expenses incurred by such Buyer Group Member in connection with or arising from:

(a) any breach by Seller of any of its covenants in this Agreement;

(b) any breach of any representation or warranty of Seller contained or referred to in this Agreement or any certificate delivered by or on behalf of Seller pursuant hereto; and

(c) the Retained Liabilities.

The indemnification provided for in Section 10.1(a) and 10.1(c) shall not terminate. The indemnification provided for in Section 10.1(b) shall terminatetwo (2) years after the Closing Date and no claims shall be made by any Buyer Group Member under Section 10.1(b) thereafter, except that the indemnification by Seller shall continue as to any Loss or Expense of which any Buyer Group Member has notified Seller, including the general circumstances giving rise thereto, in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1, as to which the obligation of Seller shall continue until the liability of Seller shall have been determined pursuant to this Article 10, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Loss and Expense in accordance with this Article 10. Seller shall not have any liability for claims made under Section 10.1(a) and 10.1(b) unless and until the aggregate amount of the Losses and Expenses under Section 10.1(a) and 10.1(b) shall exceed $50,000; provided, that once Seller’s liability exceeds $50,000, Seller’s liability shall include the first $50,000. In no event shall Seller’s liability with respect to claims made under Section 10.1(b) exceed twenty-five percent (25%) of the Purchase Price in the aggregate; provided, however, that such limitation shall not be applicable with respect to Seller’s obligation of ownership of the Purchased Assets.

10.2 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses and Expenses incurred by such Seller Group Member in connection with or arising from:

(a) any breach by Buyer of any of its covenants in this Agreement;

(b) any breach of any representation or warranty of Buyer contained or referred to in this Agreement or any certificate delivered by or on behalf of Buyer pursuant hereto; and

(c) the Assumed Liabilities and any Transfer Taxes Buyer is required to pay pursuant to Section 2.6 hereof.

The indemnification provided for in Section 10.2(a) and 10.2(c) shall not terminate. The indemnification provided for in Section 10.2(b) hereof shall terminate two (2) years after the Closing Date, and no claims shall be made by any Seller Group Member under Section 10.2(b) thereafter, except that the indemnification by Buyer shall continue as to any Loss or Expense of which any Seller Group Member has notified Buyer in accordance with the requirements of Section 10.3 hereof on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article 10, and Buyer shall have reimbursed all Seller Group Members for the full amount of such Loss and Expense in accordance with this Article 10. Buyer shall not have any liability for claims made under Section 10.2(a) and 10.2 (b) unless and until the aggregate amount of the Losses and Expenses under Section 10.2(a) and 10.2(b) shall exceed $50,000; provided, that once Buyer’s liability exceeds $50,000, Buyer’s liability shall include the first $50,000. In no event shall Buyer’s liability with respect to claims made under Section 10.2(b) exceed twenty-five percent (25%) of the Purchase Price in the aggregate.

10.3 Notice of Claims.

(a) Any Buyer Group Member or Seller Group Member (the “Indemnified Party”) seeking indemnification hereunder shall give to the Party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts then known with respect to such claim for indemnification hereunder and shall include in such Claim Notice the amount of such claim (to the extent then known), and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and provided, further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

(b) After delivery of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article 10 shall be determined in accordance with the dispute resolution mechanism set forth in Section 12.14 hereto.

10.4 Third Person Claims. The Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third person claim, action or suit against any Indemnified Party as to which indemnification will be sought by such Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided, that (a) the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof; (b) the Indemnitor shall pay for the fees and expenses of such Indemnified Party’s counsel to the extent that such Indemnified Party has been advised by counsel that there is a reasonable likelihood of conflict of interest between the Indemnified Party and the Indemnitor; (c) the Indemnitor shall not have the right to settle any third Person claim without the consent of the Indemnified Party unless such settlement (i) releases the Indemnified Party from all past and future liability concerning the subject matter of the action and (ii) has no effect on the business or assets of the Indemnified Party; and (d) the Indemnitor shall have no right to conduct or control any defense of a claim brought by a Governmental Body without the consent of the Indemnified Party. So long as the Indemnitor is defending in good faith any third Person claim as to which indemnification has been sought hereunder, the Indemnified Party shall not settle or compromise such third Person claim.

10.5 Waivers and Survival. Except as set forth in the last proviso of Section 10.3(a) hereof, the Parties agree that the acts and omissions of any Indemnified Party or any other Person (whether active, passive, negligent, wrongful, in violation of this Agreement or any other agreement) shall not impair the right of such Indemnified Party benefited by this Article 10 to enforce the obligations of the Indemnitor thereunder. The obligations and rights of the Indemnified Parties are in addition to, independent from, and severable from the rights and obligations of the Parties under this Agreement and shall survive, notwithstanding the termination, expiration or breach of this Agreement, any Additional Agreement, or any other contract between any of the Parties hereto and notwithstanding any other act or omission of any Person, whether or not such acts are in violation of the express provisions of this Agreement. The provisions of this Article 10 shall survive the Closing and any subsequent sale, transfer, assignment, or hypothecation of any Purchased Assets or any interest in an Indemnified Party to any Person.

ARTICLE 11

TERMINATION

11.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual consent of Buyer and Seller;

(b) by Buyer or Seller if the Closing Date shall not have occurred on or before             , 2000 (or such later date as may be mutually agreed to by Buyer and Seller);

(c) by Buyer in the event of any material breach by Seller of any of the representations, warranties, covenants or agreements of Seller contained herein and the failure of Seller to cure such breach within fifteen (15) days after receipt of notice from Buyer requesting such breach to be cured; or

(d) by Seller in the event of any material breach by Buyer of any of Buyer’s representations, warranties, covenants or agreements contained herein and the failure of Buyer to cure such breach within fifteen (15) days after receipt of notice from Seller requesting such breach to be cured.

11.2 Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 11.1 above shall give notice of such termination to the other Parties to this Agreement.

11.3 Effect of Termination. In the event that this Agreement shall be terminated pursuant to this Article 11, all further obligations of the Parties under this Agreement (other than Sections 7.6, 7.7, 11.3, 12.3, 12.9, 12.13 and 12.14 and Article 10) shall be terminated, provided that nothing herein shall relieve any Party from liability for its breach of this Agreement.

ARTICLE 12

GENERAL PROVISIONS

12.1 Survival of Obligations. Except as otherwise set forth in this Agreement, all representations, warranties, covenants and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement. The respective representations and warranties of each Party hereto contained herein shall not be deemed waived or otherwise affected by any investigation made by the other Party hereto.

12.2 No Public Announcements. Except as heretofore made, neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning this Agreement, its existence or the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law, in which case the other Party shall be advised and the Parties shall use their reasonable best efforts to cause a mutually agreeable release or announcement to be issued.

12.3 Notices. All notices, requests, instructions or other communications or other documents required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally or via facsimile or five (5) days after being sent, when sent by registered or certified mail, or one (1) day after being sent, when sent by overnight courier, addressed as follows:

If to Buyer, to:

Solectron Corporation

847 Gibraltar Drive, Building 5

Milpitas, California 95035

Attention: Chief Financial Officer and Legal Department

Facsimile: (408) 956-6059

with a copy to:

Wilson Sonsini Goodrich & Rosati

650 Page Mill Road

Palo Alto, California 94304

Attention: Nevan C. Elam, Esq.

Facsimile: (650) 461-5375

If to Seller, to:

Zhone Technologies, Inc.

7677 Oakport Street, Suite 1040

Oakland, California 94621

Attention: President

Facsimile: (510) 777-7010

With a copy to:

Latham & Watkins

701 B Street, Suite 2100

San Diego, CA 92101

Attention: Scott N. Wolfe, Esq.

Facsimile: (619) 696-7419

or to such other address as such Party may indicate by a notice delivered to the other Parties hereto.

12.4 Successors and Assigns.

(a) The rights and obligations of either Party under this Agreement shall not be assignable without the prior written consent of the other Party; provided, however, that (i) Buyer may assign its rights and obligations under this Agreement to an Affiliate and (ii) upon written notice to the other Party, either Party hereto may assign its rights and obligations hereunder, without obtaining the prior written consent of the other Party, to a successor to its business by reason of merger, the sale of substantially all of its assets or other form of acquisition, provided that such assignee agrees in writing to be bound by this Agreement.

(b) This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties and successors and assigns permitted by this Section 12.4 any right, remedy or claim under or by reason of this Agreement.

12.5 Access to Records After Closing Date. For a period of seven (7) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the information, books and records of the Operations which Seller or any of its Affiliates shall retain after the Closing

Date, in each case subject to the Confidentiality Agreement or similar nondisclosure agreement if the Confidentiality Agreement shall have terminated or expired. Such access shall be afforded by Seller and its Affiliates upon receipt of reasonable advance notice and during normal business hours.

12.6 Entire Agreements; Amendments. This Agreement, taken together with the Additional Agreements, and the exhibits and schedules referred to herein and therein and the documents delivered pursuant hereto, contain the entire understanding of the Parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements or understanding between or among any of the Parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties hereto.

12.7 Interpretation. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein shall be construed to be an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

12.8 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

12.9 Expenses. Except as otherwise expressly agreed to in writing by the Parties, each Party hereto will pay all Expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with.

12.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Requirements of Laws, but in case any one or more of the provisions contained herein shall be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

12.11 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the Parties hereto and delivered to each of Seller and Buyer.

12.12 Further Assurances. Subject to the terms and conditions provided in this Agreement, each of the Parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the Parties hereto the benefits contemplated by this Agreement.

12.13 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of California. The Additional Agreements shall be governed by such laws as set forth therein.

12.14 Dispute Resolution. For any dispute or claim arising out of or relating to this Agreement, or breach hereof, either Buyer or Seller may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third Person, in which event arbitration shall not be commenced until such amount is ascertained or both Parties agree to arbitration in accordance with this Section. Any arbitration initiated pursuant to this Section shall be conducted by three arbitrators. Buyer and Seller shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator, each of which arbitrators shall be independent. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in a Claim Notice shall be binding and conclusive upon the Parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. In any arbitration conducted pursuant to this Section, each Party shall pay its own expenses, and the fees of each arbitrator shall be paid one-half by Seller and one-half by Buyer.

12.15 No Third Party Beneficiary. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

IN WITNESS WHEREOF, the Parties hereto have caused this Asset Purchase Agreement to be executed on the date first above written.

[BUYER]	SOLECTRON CORPORATION

By:	By:

Name:	Name:

Title:	Title:

[SELLER]	ZHONE TECHNOLOGIES, INC.

By:	By:

Name:	Name:

Title:	Title: